EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-4) and related prospectus of AECOM for the exchange of $1,600,000,000 of Senior Notes and to the incorporation by reference therein of our report dated November 17, 2014 (except for Note 25 and the effects of the change in reportable segments and related disclosures described in Note 21 as to which the date is July 6, 2015), with respect to the consolidated financial statements and schedule of AECOM, and our report dated November 17, 2014, with respect to the effectiveness of internal control over financial reporting of AECOM, included in AECOM’s Current Report on Form 8-K dated July 6, 2015, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California
September 25, 2015